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Exhibit 5.2

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form F-9 (the "Registration Statement") of Suncor Energy Inc. (the "Corporation") of our report dated February 27, 2008 to the shareholders of the Corporation on the following financial statements:

  (i)
  the consolidated balance sheets of the Corporation as at December 31, 2007 and 2006; and

  (ii)
  the consolidated statements of earnings and comprehensive income, of cash flow and of changes in shareholders' equity for each of the years in the three year period ended December 31, 2007.

We also consent to the reference to us under the heading "Interest of Experts" in such Registration Statement.

Yours very truly,

Chartered Accountants
Calgary, Alberta
May 27, 2008

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  Exhibit 5.2